Exhibit 99.1

NPS Pharmaceuticals Reports First Quarter 2012 Financial Results

-- Four additional patients weaned off parental nutrition and IV fluids while receiving Gattex therapy in ongoing STEPS 2 open-label extension study --

-- Results of Phase 3 REPLACE registration study of Natpara® accepted for oral presentation at the annual meeting of The Endocrine Society in June --

-- Conference call today at 5:00 PM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 3, 2012--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the first quarter of 2012.

NPS reported a net loss of $10.6 million or $0.12 per diluted share for the first quarter of 2012, compared to a net loss of $9.2 million or $0.13 per diluted share for the first quarter of 2011. Cash and investments totaled $137.7 million at March 31, 2012, compared with $162.2 million at December 31, 2011.

“It’s an exciting time for NPS as we pursue marketing approvals for both Gattex and Natpara,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “We were very pleased to report earlier today that four additional patients completely eliminated their dependence on parenteral nutrition and intravenous fluids while on long-term Gattex therapy in the ongoing STEPS 2 open-label extension study. There are now a total of 11 patients who achieved independence from PN and IV fluids while on Gattex therapy. This is a dramatic finding that reinforces our belief in the value of Gattex as a first-in-class therapy. The FDA is reviewing our New Drug Application for Gattex with a current action date of September 30, 2012.”

Dr. Nader added, “In parallel, we are preparing our Biologics License Application (BLA) for Natpara in hypoparathyroidism and our submission remains on track for later this year. We expect to gain additional insights at our pre-BLA meeting with the FDA later this month. And we are also eager to present additional data from the REPLACE study at the annual meeting of the Endocrine Society in June.”

Recent product development highlights

Gattex® (teduglutide) in short bowel syndrome

  Today the company reported that four additional patients were successfully weaned from parenteral nutrition (PN) and intravenous (IV) fluids in STEPS 2, a 24-month open-label continuation study in which all participants receive Gattex therapy. To date, a total of seven patients participating in the ongoing STEPS 2 study have achieved independence from PN and IV fluids. These seven patients had depended on PN/IV fluids for periods ranging from two to 14 years.
  NPS recently received confirmation from the U.S. Food and Drug Administration (FDA) that it will convene an advisory committee meeting with respect to the Gattex New Drug Application (NDA) and scheduling activities are ongoing. If the advisory committee meeting cannot be scheduled in a timely manner or if additional information or analyses are solicited by FDA as a result of their Mid-cycle Review Meeting, the current Prescription Drug User Fee Act (PDUFA) target action date of September 30, 2012 could be extended.
  The characteristics of seven patients with short bowel syndrome who previously achieved independence from PN and IV fluids while on Gattex therapy in two Phase 3 studies will be presented during a poster session at Digestive Disease Week® (DDW®) in May. Three patients are from the ongoing STEPS 2 study and four patients were from the company’s earlier Phase 3 studies. Additional poster presentations will include an analysis of plasma citrulline in patients treated with Gattex, as well as the effects of Gattex on gastric emptying in healthy subjects.

Natpara™ (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  Results of REPLACE, the company’s Phase 3 registration study of Natpara in hypoparathyroidism, have been accepted as an oral presentation at ENDO 2012, the annual meeting of The Endocrine Society, in June. Additional poster presentations will include: (i) baseline demographics and subject characteristics and (ii) safety and tolerability in the REPLACE study.

NPSP790 and NPSP795 (calcilytics)

The transfer of technology from GlaxoSmithKline (GSK) is underway for two Phase 1 calcilytic compounds, NPSP790 and NPSP795. NPS believes calcilytics may have clinical application in treating rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria or ADHH. NPS received these two compounds under an August 2011 agreement with GSK.

Financial results

Royalties

Royalty revenues were $22.9 million for the first quarter of 2012, compared with $18.6 million for the first quarter of 2011. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	First Quarter
	2012	2011
Royalty:
Sensipar/Mimpara	$18.6	$14.3
Preotact	1.8	2.2
REGPARA	1.9	1.6
NUCYNTA/NUCYNTA ER	0.6	0.5
Total	$22.9	$18.6

The company’s royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $20.2 million for the first quarter of 2012, compared with $14.9 million for the first quarter of 2011. The increase in research and development expenses was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism product registration programs.

General and administrative

General and administrative expenses were $7.8 million for the first quarter of 2012, compared with $5.1 million for the first quarter of 2011. The increase in general and administrative expenses was due to costs related to commercial-readiness activities.

Interest expense

Interest expense was $5.5 million for the first quarter of 2012 and $10.2 million for the first quarter of 2011. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, Preotact, and REGPARA royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt.

Cash and investments

At March 31, 2012, the company’s cash, cash equivalents, and marketable investment securities totaled approximately $138 million compared with $162 million at December 31, 2011.

NPS continues to expect its 2012 cash burn to be in the range of $105 to $125 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding any proceeds from external financing activities.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Long-term debt

At March 31, 2012, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS.

The following table reflects the carrying value of the company’s non-recourse debt at March 31, 2012 and December 31, 2011:

In millions
	March 31,	December 31,
	2012	2011
Non-recourse debt:
Sensipar/Mimpara-secured	$108.6	$126.8
Preotact-secured	46.8	48.3
REGPARA-secured	36.3	36.3
Total non-recourse debt	191.7	211.4
Less current portion	17.3	19.3
Total long-term non-recourse debt	$174.4	$192.1

Conference Call Information

NPS will host a conference call beginning today at 5:00 p.m. Eastern Time. To participate in the conference call, dial (866) 788-0546 and use pass code 96110515. International callers may dial (857) 350-1684, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 40466462, until midnight Eastern Time, May 17, 2012. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adult short bowel syndrome (SBS) and a Phase 3 registration study has been completed for Natpara™ (recombinant human parathyroid hormone (rhPTH [1-84]) in adult hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed (recently acquired by Takeda Pharmaceutical Company Limited), and Janssen Pharmaceuticals.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” and “Natpara” are the company’s trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for Gattex and Natpara, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenues:
Royalties	$22,924	$18,551
Milestones and license fees	--	5,025
Total revenues	22,924	23,576

Costs and expenses:
Cost of license fees	--	2,538
Research and development	20,199	14,905
General and administrative	7,770	5,076
Total operating expenses	27,969	22,519
Operating (loss) income	(5,045)	1,057
Other (expense) income:
Interest income, net	84	81
Interest expense	(5,534)	(10,231)
Other	(68)	(39)
Total other expense, net	(5,518)	(10,189)
Loss before income tax expense	(10,563)	(9,132)

Income tax expense	--	18
Net loss	($10,563)	($9,150)
Net loss per common and potential common share:
Basic	($0.12)	($0.13)
Diluted	($0.12)	($0.13)
Weighted average common and potential common share:
Basic	86,850	68,098
Diluted	86,850	68,098

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2012	2011
Assets:
Cash, cash equivalents and marketable investment securities	$137,714	$162,233
Account receivable	24,149	29,532
Other current assets	6,992	7,863
Equipment, net	4,506	4,346
Goodwill	9,429	9,429
Debt issuance costs, net	529	577
Total assets	$183,319	$213,980

Liabilities and Stockholders’ Deficit:
Current liabilities	$38,887	$43,603
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	174,436	192,085
Other long-term liabilities	7,834	7,863
Total liabilities	237,702	260,096

Common stock and additional paid-in capital	946,634	944,430
Accumulated other comprehensive loss	(4)	(96)
Accumulated deficit	(1,001,013)	(990,450)
Total stockholders' deficit	(54,383)	(46,116)
Total liabilities and stockholders' deficit	$183,319	$213,980

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com